Exhibit 10.2

                          EXCLUSIVE OPTION AGREEMENT


   This Exclusive Option Agreement (hereinafter called "Agreement"), to be effective as of the 14th day of April, 2008 (hereinafter called "Effective Date"), is by and among The Cleveland Clinic Foundation (hereinafter, "CCF") with its principal location at 9500 Euclid Ave., Cleveland, Ohio 44195 and IVPSA, with its principal location at 500 N. Rainbow, Suite 300, Las Vegas, NV 89107 (hereinafter, "OPTIONEE"). Collectively, both entities may hereinafter be referred to as "Party" or "Parties."

RECITALS:
---------

   Whereas, CCF owns the Licensable Technology as defined below;

   Whereas, OPTIONEE specializes in developing technology and bringing new technologies to market;

   Whereas, OPTIONEE desires to investigate and conduct due diligence with respect to the commercial viability of the Licensable Technology prior to executing the License Agreement;

   NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto expressly agree as follows:


1.  DEFINITIONS
    -----------

   A. "Affiliates" means any corporation or other business entity which controls, is controlled by or is under common control with OPTIONEE. For purposes of this Section 1.1, "control" shall mean direct or indirect ownership of (i) at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or (ii) in any country where the local law shall not permit foreign equity participation of at least fifty percent (50%) then the maximum percentage of such outstanding stock or voting rights permitted by local law.

   B. "Confidential Information" means any confidential or proprietary information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement, provided that such information is specifically designated as confidential. Confidential Information shall include, but not be limited to, the following when specifically designated as confidential: business information, trade secrets, technical information, know-how, engineering process, intellectual property, business plans and strategies, business operations and systems, marketing techniques, material pricing policies, information concerning employees, customers, licensees and/or vendors, patent applications, patent prosecution, inventions, ideas, procedures, formulae or data. The term Confidential Information shall not be deemed to include information which (a) is now, or hereafter becomes, through no act or failure of the Receiving Party, in the public domain; (b) is known by the Receiving Party at the time of receipt of such information; (c) is hereafter furnished to the Receiving Party by a third party, who is not subject to any restriction on disclosure at the time of disclosure to the Receiving Party; or (d) has been developed by the Receiving Party completely independent of the delivery of Confidential Information hereunder.

   C. "Field" shall mean clinical use as a catheter for insertion into the vascular system of a patient to direct fluid flow, sampling of fluids and oxygenation monitoring.

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   D. "Licensable Know How" shall mean any and all information, including but not limited to, confidential, proprietary and trade secret information owned, controlled, originated, conceived, reduced to practice, developed or otherwise in the possession of CCF as of the Effective Date necessary to practice Licensable Patents, including without limitation, all methods, processes, processing techniques, products, compositions, formulas, test data, and designs.

   E. "Licensable Patents" shall refer to and mean US Patent Application
# 60/797,433 entitled "Intra-jugular Catheter" and any U.S. or foreign patent applications, reissues, extensions, renewals, reexaminations, certificates of invention, substitutions, divisions, continuations, and continuations-in-part thereof having the Principal Investigator as an inventor and having the same priority date as the parent applications.

   F. "Licensable Technology" shall mean Licensable Patents and Licensable Know How.

   G. "Principal Investigator" shall mean Dr. Rafi Avitsian while an employee of CCF.


2.  OPTION GRANT
    ------------

   2.1  Option Period  For a period of twelve (12) months immediately
        -------------
following the Effective Date of this Agreement ("Option Period"), CCF agrees that it will not enter into any exclusive agreement with any third party with respect to the transfer of rights in the Field to the Licensable Technology, whether by license or otherwise.

   2.2  Negotiation for a License Agreement  During the Option Period, Parties
        -----------------------------------
shall negotiate a License Agreement having terms and conditions generally agreeable to CCF not limited to but including an upfront license fee, milestones and a royalty. Binding obligations for such a license agreement will only be created by the execution and delivery of a definitive written agreement between the Parties and shall be dependant on OPTIONEE providing a product development plan for the Licensable Technology that is acceptable to CCF at its sole discretion. If an agreement has not been reached within said Option Period, the parties shall have no further obligations under this Agreement and CCF shall be free to license any and all rights under the Licensable Technology to any third party without any further obligation to OPTIONEE.

   The license agreement shall include at least the following provisions: license fees, royalty payments, required terms for granting sublicenses (if any), a commitment by OPTIONEE and any sublicensee to exert their best efforts to introduce the licensed material into public use as rapidly as practicable, the right of CCF to terminate the license should OPTIONEE not meet specified due-diligence milestones, and indemnity and insurance provisions satisfactory to CCF. Provided other terms of a license agreement negotiated by the Parties upon OPTIONEE's exercise of the Option generally conform with CCF's standard practices and license terms, such license agreement shall include financial terms to be negotiated within the following ranges: (i) OPTIONEE shall pay CCF a License Fee in amounts that total not less than eighty thousand dollars ($80,000) nor more than one hundred thousand dollars ($100,000); and (ii) OPTIONEE shall remit royalties to CCF on a quarterly basis based on a percentage of net sales of the products subject to the license agreement of not less than 7% nor more than 10%.

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3.  PAYMENTS
    --------

   3.1 Option Fee. Within fifteen (15) days of the Effective Date of this Agreement, OPTIONEE shall pay CCF a nonrefundable fee equal to ten thousand dollars ($10,000).

   3.2 Patent Prosecution and Maintenance. CCF shall notify OPTIONEE of any and all costs associated with prosecuting and maintaining the Licensable Patents throughout the Option Period, and OPTIONEE shall reimburse CCF up to $6,500 any and all reasonable costs associated therewith. Reimbursement payments shall be due within 15 days of receiving invoices from CCF. If OPTIONEE fails to make such reimbursement payments, it shall automatically relinquish all rights under this Agreement.

4.  INTELLECTUAL PROPERTY RIGHTS
    ----------------------------

   Title to all Licensable Technology (including but not limited to prototypes developed by the OPTIONEE) shall remain in CCF. Any materials developed by OPTIONEE shall be returned to CCF at the end of the Option Period.

5.  TERMINATION
    -----------

   5.1  Term  Unless otherwise terminated by operation of law or by acts of the
        ----
parties in accordance with the terms of this Agreement, this Agreement shall automatically terminate upon conclusion of the Option Period.

   5.2  Termination for Breach
        ----------------------

   (a) This Agreement shall be terminable upon the material breach of either party. In the event of a material breach by a party ("Defaulting Party") the other party ("Non-Defaulting Party") shall give the Defaulting Party written notice of the default and its termination of this Agreement, subject to a thirty (30) day right to cure. If the Defaulting Party (i) fails to cure the breach within thirty (30) days after receipt of notice from the Non-Defaulting Party, or (ii) fails to provide a written explanation satisfactory to the Non-Defaulting Party for the cure or other resolution of the default, then this Agreement shall be terminated as of the date of the notice. All termination rights shall be in addition to and not in substitution for any other remedies that may be available to the Non-Defaulting Party.

   (b) Termination pursuant to this section shall not relieve the Defaulting Party from liability and damages to the Non-Defaulting Party for default. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of a subsequent default

   5.3  Termination Without Cause.  Either party may terminate this Agreement
        --------------------------
at any time prior to the expiration of the Option Period, by providing  thirty
(30) days written notice of same to the non-terminating party..

   5.4  Effects of Termination.  Any termination of this Agreement for any
        ----------------------
reason, does not relieve either party of any obligation or liability accrued prior to the termination or rescind anything done by either party and the termination does not affect in any manner any rights of either party arising under this Agreement prior to the termination. Upon expiration of this Agreement, the obligations set forth in Sections 8, 9.2, 9.3, 9.7 and 9.13,
9.14 shall survive.


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6.  ASSIGNABILITY
    -------------

   This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective assigns and successors in interest. The Agreement may not be assigned by either Party without the consent in writing of the other Party.

7.  ADDRESSES
    ---------

   All notices, reports or other required, material communications pursuant to this Agreement shall be sent to such Party via (i) United States Postal Service certified mail, return receipt requested, postage prepaid, (ii) overnight courier, charges prepaid or (iii) facsimile transmission, addressed to it at its address set forth below or as it shall designate by written notice given to the other Parties. Notice shall be sufficiently made or given (a) on the date of mailing, (b) when deposited with the overnight courier, or (c) when a facsimile printer reflects receipt.

      CCF:

      CCF Innovations - Mailstop D20
      The Cleveland Clinic Foundation
      500 Euclid Avenue
      Cleveland, OH 44195
      Attn: Neil Veloso
      Facsimile No. 216-445-6514

      With copy to:

      Office of General Counsel
      The Cleveland Clinic Foundation
      3050 Science Park Drive - AC321
      Beachwood, OH 44122
      Attn: Chief Legal Officer
      Facsimile No. 216-448-0201

      OPTIONEE:

      IVPSA Corporation
      500 N. Rainbow, Suite 300
      Las Vegas, NV _89107
      Facsimile No. (702)  221-1963


   8.  DISPUTE RESOLUTION
       ------------------

   8.1 Except in the event that a party shall reasonably determine that it must seek a preliminary injunction, temporary restraining order or other provisional relief, upon the occurrence of a dispute between parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, the matter shall be referred first to authorized officers of CCF and OPTIONEE, or their designees. The authorized officers or their designees as the CCF may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for thirty (30) days. If such efforts do not result in mutually satisfactory resolution of the dispute, the matter shall be handled by arbitration in accordance with Section


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   8.2  Any arbitration shall be conducted in Cleveland, Ohio in accordance with the Commercial Dispute Resolution Procedures of the American Arbitration Association and in the English language. The arbitrators shall include one nominee of CCF and one nominee of OPTIONEE and a third person selected by said nominees. The parties agree that any arbitration panel shall include members knowledgeable as to evaluation of the biotechnology industry. Judgment upon the award rendered may be entered in the highest court or forum, state or federal, having jurisdiction; provided however, that the provisions of this
Section 8 (Dispute Resolution) shall not apply to any dispute or controversy as to which any treaty or law prohibits such arbitration.

   8.3 Notwithstanding the foregoing, nothing in this Section 8 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

9.  ADDITIONAL PROVISIONS
    ---------------------

   9.1  Use of Parties' Names.  Each Party agrees that it shall not use in any
        ---------------------
way the name or logo of the other Party without the prior consent of the Party whose name is to be used.

   9.2  Independent Contractors.  The Parties hereby acknowledge and agree that
        -----------------------
each is an independent contractor and that no Party shall be considered to be the agent, representative, master or servant of any other Party for any purpose whatsoever, and that no Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of any other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between or among the Parties.

   9.3  Indemnification  OPTIONEE shall indemnify, hold harmless and defend CCF
        ---------------
and its respective trustees, officers, employees and agents (the "Indemnitees") against any and all claims and suits of third parties ("Third Party Claims"), and any damages, costs, fees, and expenses incurred by the Indemnitees in connection with such Third Party Claims, resulting from or arising out of this Option Agreement (each a "Loss"). OPTIONEE shall have no obligation to indemnify any Indemnitees to the extent that a Loss arises out of the gross negligence or intentional misconduct of an Indemnitee or the breach of this Agreement by an Indemnitee.

   9.4  Representations and Warranties.  Each Party represents and warrants
        ------------------------------
that it has the right, power and authority to enter into this Agreement. CCF represents and warrants to OPTIONEE that it owns the Licensable Technology. CCF represents that to its knowledge, as of the Effective Date of this Agreement, there are no third party infringement claims against the Licensed Patents.

   9.5  Disclaimer of Further Warranties.  Other than as specifically provided
        --------------------------------
in section 9.4, CCF makes no warranties or representations, express or implied, with respect to the Licensable Technology including, but not limited to, warranties of fitness or merchantability.

   9.6  Non-Waiver.  The Parties covenant and agree that if a Party fails or
        ----------
neglects for any reason to take advantage of any of the terms providing for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

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   9.7  Confidentiality.  CCF and OPTIONEE agree for the Term and three (3)
        ---------------
years thereafter to hold all Confidential Information in confidence, and to use the same only in accordance with this Agreement, unless required to do so by federal or state securities laws. OPTIONEE shall have the right to share Confidential Information with affiliates, partners, and consultants, provided such third party enters into a confidentiality agreement with OPTIONEE having terms at least as protective as set forth in this Agreement. Except as required by applicable law, CCF and the OPTIONEE will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

   9.8  Publications and Copyrights. CCF will be free to publish the results of
        ---------------------------
its research during the Term of this Agreement.

   9.9  Reformation.  The Parties hereby agree that no Party intends to violate
        -----------
any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

   9.10  Execution in Counterparts.  This Agreement may be executed in one or
         -------------------------
more counterparts, each of which shall be deemed to be an original and executed versions sent by facsimile transmission shall also be deemed to be originals.

   9.11  Disclaimers.  The parties acknowledge and agree that, unless and until
         -----------
the Option is exercised, neither OPTIONEE nor any affiliate of OPTIONEE has any right or interest in the Licensable Technology.

   9.12  Governing Law  This Agreement shall be governed by the laws of the
         -------------
State of Ohio.

   9.13  Press Releases.  Both OPTIONEE and CCF will not, without the other
         --------------
party's prior review and express written consent, issue any press release, or issue or make any other public comment, or publish or broadcast any advertisement in any media, or disseminate any sales promotion or solicitation materials, that in any way refers to the other party, or any subsidiary or affiliate of the other party, or to the specific terms of this Agreement unless such item is substantially similar to that which has already been approved by the other party.

   9.14  Access to Records.  If Section 952 of the Omnibus Reconciliation Act
         -----------------
of 1980, which amended Section 1861(v)(1) of the Social Security Act, and the regulations promulgated there under, applies to this Agreement, each party will make available to the Secretary of Health and Human Services, and to the Comptroller General of the United States upon written request, such books, documents and records necessary to verify the nature and extent of the costs of the services provided hereunder. Access will be granted until the expiration of four (4) years after the furnishing of services hereunder. Access will also be granted to any books, documents or records related to this Agreement between a party and organizations related to that party, but only an as needed basis.

   9.15  Compliance with Laws.  By entering into this Agreement, the parties
         --------------------
specifically intend to comply with all applicable laws, rules and regulations as they may be amended from time to time. In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the parties agree to negotiate in good faith revisions to the provision or provisions that are in violation. In the event the parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either party may terminate this Agreement without penalty upon thirty (30) days written notice to the other party.


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   9.16  Debarment.  IVPSA hereby represents and warrants that it has not been
         ---------
debarred, suspended, excluded or otherwise determined to be ineligible to participate in federal healthcare programs (collectively, "Debarred") and acknowledges that CCF shall have the right to terminate this Agreement immediately in the event that IVPSA is Debarred.

   9.17  Conflict.  CCF maintains and adheres to a Conflict of Interest Policy.
         --------
In that connection, OPTIONEE represents that no CCF employees, officers or directors are employees, consultants, officers or directors of OPTIONEE or serve on any boards or committees of or in any advisory capacity with OPTIONEE. Any payments made to such parties are at fair market value for services rendered.

   IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.


IVPSA CORPORATION                      THE CLEVELAND CLINIC FOUNDATION
(A Nevada Corporation)

By:  /s/ T J Jesky                     By:  /s/ David R. Strand
---------------------                  ------------------------
Name:    T J Jesky                     Name:    David R. Strand
---------------------                  ------------------------
Title:  President/CEO                  Title:  COO
---------------------                  ------------------------
Date:  April 21, 2008                  Date:  April 30, 2008
---------------------                  ------------------------

                                               APPROVED AS TO FORM
                                                  CCF-OFFICE OF
                                                 GENERAL COUNSEL
                                                      BY KDS
                                                         ---
                                                   DATE 4/25/08
                                                        -------
                                                   CMSI# IVPS 25818
                                                         ----------

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